360 Funds N-CSR/A

Exhibit 99.13(a)(4)

Change in Independent Registered Public Accounting Firm

On March 9, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Funds. The Audit Committee of the Board of Trustees approved the replacement of BBD with Cohen & Company, Ltd. (“Cohen”) as a result of Cohen’s acquisition of BBD’s investment management audit practice.

The report of BBD on the financial statements of the Funds for the two fiscal years ended June 30, 2022 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the two fiscal years ended June 30, 2022, and during the subsequent interim period through March 9, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such year or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

On April 25, 2023, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the fiscal year ending June 30, 2023.

During the two fiscal years ended June 30, 2022, and during the subsequent interim period through April 25, 2023, neither the Funds, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

November 17, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:	360 Funds
File no.	811-21726

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of IMS Capital Value Fund and IMS Strategic Income Fund, each a series of 360 Funds, dated November 17, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP